Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

ZOOZ POWER LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.00286 per share	457(o)	-	-	-	-	-
	Debt	Debt Securities	457(o)	-	-	-	-	-
	Equity	Warrants	457(o)	-	-	-	-	-
	Other	Rights	457(o)	-	-	-	-	-
	Equity	Units	457(o)	-	-	-	-	-
	Unallocated (Shelf)	(1)	457(o)	(1)	(2)	$1,000,000,000	0.00015310	$153,100
	Total Offering Amounts					$1,000,000,000		$153,100
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$153,100

(1)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by the registrant from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed $1 billion. Also includes such indeterminate number of securities of ZOOZ Power Ltd. (the “Registrant”) as may be issued upon exercise, conversion or exchange of these securities. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities.
(2)	The proposed maximum offering price per unit of each class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.C. of Form F-3 under the Securities Act of 1933, as amended.